Exhibit 99.2
1049 Camino Dos Rios
Thousand Oaks, CA 91360

NEWSRELEASE

Teledyne Appoints Denise Cade to Board of Directors

THOUSAND OAKS, Calif. – July 23, 2019 – Teledyne Technologies Incorporated (NYSE:TDY) announced today the appointment of Denise R. Cade, Senior Vice President, General Counsel and Corporate Secretary of IDEX Corporation (NYSE: IEX) to the company’s Board of Directors, effective July 23, 2019. The addition of Ms. Cade raises the number of Board members to 11.

Ms. Cade joined IDEX Corporation, a manufacturer of fluidic systems and specialty engineered products, in October 2015. From March 2011 until October 2015, she served as Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer at SunCoke Energy, Inc. and its controlled company SunCoke Energy Partners, LLP, where she was on the Board of Directors.

“I worked with Denise while serving on the Board of Directors of PPG. She is bright, knowledgeable and eloquent,” said Robert Mehrabian, Executive Chairman. “Her extensive legal, M&A, capital markets, financing, compliance and corporate governance experience at public companies with significant operations across multiple technologies and industries will further accentuate our Board’s capabilities.”

Prior to joining SunCoke Energy from 2005 to 2011, Ms. Cade held several positions at PPG Industries, Inc., a global supplier of paints, coatings and specialty materials, including Assistant General Counsel and Corporate Secretary, Chief Securities and Finance Counsel, Chief M&A Counsel, and General Counsel of the Glass and Fiberglass Division. Prior to joining PPG, Ms. Cade was a partner at Shaw Pittman, LLP, a law firm.

In 2019, Ms. Cade was named to the GC Powerlist by The Legal 500, which assesses the most influential in-house lawyers in business, and was named one of the Most Powerful Women in Corporate America by Black Enterprise magazine.

Ms. Cade received her JD from Georgetown University Law Center and her BA in Journalism from Marquette University.
Teledyne is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne’s operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne’s website at www.teledyne.com.
Investor Contact:        Jason VanWees
(805)373-4542